UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 18, 2023

THE CANNABIST COMPANY HOLDINGS INC.

(Exact Name of Registrant as specified in its charter)

British Columbia	000-56294	98-1488978
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

680 Fifth Ave., 24th Floor New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(212) 634-7100

(Registrant’s telephone number, including area code)

Columbia Care Inc.

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.	Unregistered Sales of Equity Securities.

On September 18, 2023, The Cannabist Company Holdings Inc. (the “Company”) entered into subscription agreements with institutional investors (the “Investors”) for the purchase and sale of 22,244,210 units of the Company (the “Units”) at a price of C$1.52 per Unit (the “Issue Price”) pursuant to a private placement (the “Offering”), for aggregate gross proceeds of approximately C$33.8 million or approximately US$25 million (the “Initial Tranche”). Each Unit consists of one common share of the Company (“Common Shares”) (or Common Share equivalent) and a one half of one common share purchase warrant of the Company (each full warrant, a “Warrant”). Each Warrant entitles the holder to acquire one Common Share of the Company at a price of C$1.96 per share, a 29% premium to issue, for a period of 3 years following the closing of the Initial Tranche and the Investor Option (as defined below), as applicable. The Initial Tranche consisted of an aggregate of 22,244,210 Common Shares and 11,122,105 Warrants. The Offering closed on September 21, 2023.

ATB Capital Markets Inc. acted as sole placement agent for the Offering.

The Company intends to use the proceeds from the Offering to reduce its outstanding indebtedness and for general corporate purposes.

The Investors will have the option to purchase US$25 million in additional Units at a price equal to the Issue Price, upon written notice to the Company at any time up to 45 days following the date hereof (the “Investor Option”). In connection with the transaction, the Company and the Investors entered into a customary registration rights agreement. The Units will be subject to limited lock-up requirements.

The Company issued the Units pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. The Company is relying on this exemption from registration based in part on the nature of the transaction and the various representations made by the Investors.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective September 19, 2023, the Company changed its name from “Columbia Care Inc.” to “The Cannabist Company Holdings Inc.” (the “Name Change”). To effect the Name Change, the Company filed a Notice of Alteration with the British Columbia Registrar of Companies (the “Registrar”), pursuant to which the Registrar issued a new Notice of Articles and a Certificate of Change of Name to the Company. Other than the Name Change, no other changes were made to the Company’s Articles. Copies of the Articles and the Certificate of Change of Name are attached hereto as Exhibits 3.1 and 3.2, respectively.

Item 8.01.	Other Events.

Debt Transactions

The Company has also entered into a non-binding agreement with the Investors with respect to the repurchase by the Company of up to US$25 million of principal amount of their holdings in the 6.0% senior secured convertible notes due June 2025 of the Company (the “2025 Convertible Notes”), the purchase price of which would be payable in Common Shares. Completion of these transactions would be subject to definitive documentation and receipt of all necessary regulatory approvals.

In addition, the Company is in continued discussions, as previously disclosed, with certain holders of the Company’s 13% senior secured notes due May 2024 (the “2024 Notes”), to exchange their 2024 Notes into the Company’s 9.5% senior secured notes due February 2026 on a one-for-one basis.

New Ticker Symbols

In connection with the Name Change, on September 21, 2023, the Company’s common shares and warrants began trading under the ticker symbols “CBST” and “CBST.WT”, respectively, on the Cboe Canada.

New Corporate Website

In connection with the Name Change, the Company launched a new corporate website: www.cannabistcompany.com. The Company’s investor relations information, including press releases and links to the Company’s filings with the Securities and Exchange Commission, will now be found on this website. The Company’s SEC filings and the Company’s corporate governance documents are available on this website.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Articles, dated April 26, 2019

3.2	Certificate of Change of Name, dated September 19, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA CARE INC.

By:	/s/ Nicholas Vita
Name:	Nicholas Vita
Title:	Chief Executive Officer

Date: September 22, 2023